[Ropes & Gray Letterhead]

March 12, 2010

PIMCO Income Strategy Fund

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentlemen:

We have acted as counsel to PIMCO Income Strategy Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-2 under the Securities Act of 1933 (file no. 333-164386) and the Investment Company Act of 1940 (file no. 811-21374) (the “Registration Statement”) with respect to the issuance of transferable rights to subscribe for additional common shares of beneficial interest of the Fund, par value of $0.00001 per share (the “Common Shares”). The Common Shares are anticipated to be issued in accordance with a Dealer Manager Agreement substantially in the form filed as an exhibit to the Registration Statement among the Fund, Allianz Global Investors Fund Management LLC and UBS Securities LLC (the “Dealer Manager Agreement”).

We have examined the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended, on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), the Fund’s Fourth Amended and Restated Bylaws and the Dealer Manager Agreement, and are familiar with the actions contemplated by the Fund in connection with the pending issuance and sale of the Common Shares. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and to perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Dealer Manager Agreement will be executed and delivered in substantially the form reviewed by us. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others.

PIMCO Income Strategy Fund	- 2 -	March 12, 2010

Based upon the foregoing, we are of the opinion that:

1.	The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2.	The Common Shares have been duly authorized and, when issued and paid for in accordance with the Dealer Manager Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the captions “Tax matters” and “Legal matters” in the prospectus, and “Counsel” in the Statement of Additional Information, contained in the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP